 As filed with the Securities and Exchange Commission on January 31, 2000

                                      Registration Statement No. 333-93013

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                            Amendment No. 1 to
                                   Form S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                               AltaVista Company
            (Exact name of Registrant as specified in its charter)

             Delaware                           7379                         04-3479713
 (State or Other Jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
  Incorporation or Organization)     Classification Code Number)       Identification Number)

                               529 Bryant Street
                          Palo Alto, California 94301
                                (650) 617-3400
              (Address, including zip code, and telephone number
       Including area code, of Registrant's principal executive offices)

                                --------------

                           Stephanie A. Lucie, Esq.
                 Vice President, General Counsel and Secretary
                               AltaVista Company
                               529 Bryant Street
                          Palo Alto, California 94301
                                (650) 617-3400
           (Name, Address, Including Zip Code, and Telephone Number
                  Including Area Code, of Agent for Service)

                                  Copies to:

            Michael V. Gisser, Esq.                          Bruce K. Dallas, Esq.
             Kenton J. King, Esq.                            Davis Polk & Wardwell
   Skadden, Arps, Slate, Meagher & Flom LLP                   1600 El Camino Real
       525 University Avenue, Suite 220                  Menlo Park, California 94025
          Palo Alto, California 94301                           (650) 752-2000
                (650) 470-4500

                                --------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                --------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------


   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               Explanatory Note

   The purpose of this Amendment No. 1 to the Registration Statement is to file certain exhibits to the Registration Statement, as set forth in Item 16(a) of Part II.

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by AltaVista. All amounts are estimates, other than the registration fee, the NASD fee, and the Nasdaq National Market listing fee.

     SEC Registration fee..............................................  79,200
     NASD Filing fee...................................................  30,500
     Nasdaq National Market listing fee................................    *
     Accounting fees and expenses......................................    *
     Legal fees and expenses...........................................    *
     Director and officer insurance expenses...........................    *
     Printing and engraving expenses...................................    *
     Transfer agent fees and expenses..................................    *
     Blue sky fees and expenses........................................    *
     Miscellaneous fees and expense....................................    *
                                                                         ------
       Total ..........................................................  $
                                                                         ======

--------
*  To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

   Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

   Section 145 of the DGCL provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent or employee of the Company or is or was serving at the Company's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

   Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

   Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to AltaVista or its stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under the section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

   These provisions are permitted under Delaware law.

   Our Amended and Restated Bylaws provide that:

  . we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

  . we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our Board of Directors; and

  . we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law.

   The indemnification provisions contained in the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 15. Recent Sales of Unregistered Securities.

   In the three fiscal years preceding the filing of this registration statement, AltaVista has issued the following securities that were not registered under the Securities Act:

  (a) Issuances of Capital Stock

  (b) Grants and Exercises of Stock Options

   As of November 30, 1999, AltaVista had granted options to purchase an aggregate of 340,000 shares of common stock, with a weighted average exercise
price of $      per share, to its non-employee directors.

   As of November 30, 1999, AltaVista had granted options to purchase an
aggregate of          shares of common stock, with a weighted average exercise
price of $      per share, to its employees under its stock option plans.

  (c) Exemptions

   No underwriters were involved in the foregoing sales of securities. These sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder or, in the case of options to purchase common stock, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

  a. Exhibits

 Exhibit
 Number                               Description
 -------                              -----------
  1.1    Form of Underwriting Agreement*
  3.1    Amended and Restated Certificate of Incorporation**
  3.2    Amended and Restated By-Laws**
  4.1    Form of common stock certificate*
  5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
 10.1    1999 Stock Option Plan**
 10.2    1999 Stock Option Plan Agreement**
 10.3    1999 Equity Incentive Plan**
 10.4    1999 Equity Incentive Plan Agreement**
 10.5    1999 Stock Option Plan for Non-Employee Directors**
 10.6    Amended and Restated 1999 Stock Option Plan for Non-Employee
          Directors**
 10.7    1999 Stock Option Plan for Non-Employee Directors Agreement**
 10.8    Form of Severance Agreement**
 10.9    Forms of Indemnity Agreements**
 10.10   Deferred Compensation Plan**
 10.11   Trust Agreement under Deferred Compensation Plan**
 10.12   Investor Rights Agreement by and between AltaVista and CMGI, Inc.**
 10.13   1999 Employee Stock Purchase Plan
 10.14+  Advertising Services Agreement, between DoubleClick, Inc. and
         AltaVista, dated as of November 1, 1999
 10.15+  Advertising Services Agreement, between DoubleClick, Inc. and Compaq
         Computer Corporation, dated as of January 1, 1999
 10.16+  Relevant portions of the Strategic Business Agreement, between Compaq
         Computer Corporation and CMGI, Inc., dated as of June 29, 1999
 10.17+  Strategic Alliance Agreement, between 1stUp.Com Corporation and
         AltaVista, dated as of June 25, 1999
 16.1    Letter Regarding Change in Accountants**
 21.1    Subsidiary of the Registrant**
 23.1    Consent and Report of KPMG LLP**
 23.2    Consent of Singer Lewak Greenbaum & Goldstein LLP**
 23.3    Consent of PricewaterhouseCoopers LLP**
 23.4    Report of PricewaterhouseCoopers LLP**
 23.5    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
          Exhibit 5.1)*
 24.1    Power of Attorney**
 27.1    Financial Data Schedule**
 27.2    Financial Data Schedule**
 27.3    Financial Data Schedule**
 27.4    Financial Data Schedule**

--------
*  To be filed by amendment.

** Previously filed.

+ We have sought confidential treatment from the Commission for selected portions of this exhibit. The omitted portions will be separately filed with the Commission.


  b. Financial Statement Schedules

   Schedule II -- Valuation and Qualifying Accounts

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the maser has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or
  (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on January 28, 2000.

                                          AltaVista Company

                                             /s/ Kenneth R. Barber
                                          By: ________________________________

                                          Name: Kenneth R. Barber
                                          Title:  Vice President and Chief
                                          Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                   Date
             ---------                           -----                   ----

                 *                   President, Chief Executive    January 28, 2000
____________________________________  Officer and Director
         Rodney W. Schrock

                 *                   Vice President and Chief      January 28, 2000
____________________________________  Financial Officer
         Kenneth R. Barber

                 *                   Vice President, Corporate     January 28, 2000
____________________________________  Controller and Treasurer
          Mary S. Yuschak

                 *                   Chairman                      January 28, 2000
____________________________________
         David S. Wetherell

                 *                   Director                      January 28, 2000
____________________________________
          Flint J. Brenton

                 *                   Director                      January 28, 2000
____________________________________
          John G. McDonald

                 *                   Director                      January 28, 2000
____________________________________
            Avram Miller

                 *                   Director                      January 28, 2000
____________________________________
         Robert J. Ranalli

    /s/ Kenneth R. Barber

*By:_________________________

Name:

      Kenneth R. Barber

     (Attorney-in-fact)

                                 EXHIBIT INDEX

 Exhibit                              Description
 -------                              -----------
 10.13   1999 Employee Stock Purchase Plan
 10.14   Advertising Services Agreement, between DoubleClick, Inc. and
         AltaVista, dated as of November 1, 1999
 10.15   Advertising Services Agreement, between DoubleClick, Inc. and Compaq
         Computer Corporation, dated as of January 1, 1999
 10.16   Relevant portions of the Strategic Business Agreement, between Compaq
         Computer Corporation and CMGI, Inc., dated as of June 29, 1999
 10.17   Strategic Alliance Agreement, between 1stUp.Com Corporation and
         AltaVista, dated as of June 25, 1999